Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APHTON CORPORATION

This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on October 30, 1997.

FIRST: The name of the Corporation is

Aphton Corporation

SECOND: The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, 19801, Delaware. The name of its registered agent in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time in effect.

FOURTH: The total authorized capital stock of the Corporation shall be 64,000,000 shares consisting of:

1.	60,000,000 shares of Common Stock, par value $ 0.001; and

2.	4,000,000 shares of Preferred Stock, par value $ 0.001.

The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon.

FIFTH: The name and mailing address of the incorporator is as follows:

Name	Mailing Address
Josh DeRienzis	1155 Avenue of the Americas New York, New York 10036

SIXTH: BOARD OF DIRECTORS

1. The business of the Corporation shall be under the direction of a Board of Directors except as otherwise provided by law. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors constituting the entire Board of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors (excluding, for the purpose of determining the number of directors constituting the entire Board, any vacancies in the Board of Directors). Commencing with the 1998 Annual Meeting of Stockholders of the Corporation, the directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1999 Annual Meeting of Stockholders, the term of office of the second class to expire at the 2000 Annual Meeting of Stockholders and the term of office of the third class to expire at the 2001 Annual Meeting of Stockholders, with each director to hold office until such director’s successor shall have been duly elected and qualified. At each Annual Meeting of Stockholders, commencing with the 1999 Annual Meeting of Stockholders, (i) Directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election and (ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

3. Subject to the rights of the holders of any series of Preferred Stock then outstanding, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected or qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

4. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause.

5. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Certificate of Incorporation or any series of Preferred Stock, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the capital stock entitled to vote for the election of directors, voting together as a single class, shall be required to alter, amend or repeal this Article SIXTH.

SEVENTH: Subject to the rights of the holders of any series of Preferred Stock, (A) any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders and (B) special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the President or by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, this Certificate of Incorporation or any series of Preferred Stock, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of capital stock entitled to vote for the election of directors, voting together as a single class, shall be required to alter, amend or repeal this Article SEVENTH.

EIGHTH: The Board of Directors may make, alter or repeal the Bylaws of the Corporation subject to the power of the holders of the capital stock of the Corporation to alter, amend or repeal the Bylaws.

NINTH: The Directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of the State of Delaware as from time to time in effect.

1. A Director of the Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for those breaches and acts or omissions with respect to which the General Corporation Law of the State of Delaware, as from time to time amended, expressly provides that this provision shall not eliminate or limit such personal liability of Directors. Neither the modification or repeal of this paragraph 1 of Article NINTH nor any amendment to said General Corporation Law that does not have retroactive application shall limit the right of Directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

2. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendments, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Bylaw shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a Director or officer in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to he indemnified under this Bylaw or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of Directors and officers.

3. If a claim under paragraph (a) of this Bylaw is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

4. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Bylaw shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

5. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another Corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

I, THE UNDERSIGNED, being an authorized officer of the Corporation, do make this amended and restated certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true and that I have accordingly hereunto signed my signature this 21st day of May, 2003.

/s/ Philip C. Gevas
Philip C. Gevas Chairman, President and Chief Executive Officer

CERTIFICATE OF DESIGNATIONS

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF APHTON CORPORATION

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Aphton Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Company as required by Section 151 of the General Corporation Law of the State of Delaware on August 17, 2004:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company (hereinafter being referred to as the “Board of Directors” or the “Board”) in accordance with the provisions of the Company’s Amended and Restated Certificate of Incorporation (hereinafter being referred to as the “Certificate of Incorporation”), the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share, of the Company, to be designated the “Series A Junior Participating Preferred Stock” and hereby adopts the resolution establishing the designations, number of shares, preferences, voting powers and other rights and the restrictions and limitations thereof, of the shares of such series as set forth below:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock of the Company (the “Preferred Stock”) (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”) and of any other stock of the Company ranking junior to the Series A Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July, and October in each year (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock (the “Issue Date”), in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the

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provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Company shall at any time after the Issue Date declare and pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable, when, as and if declared, on such subsequent Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative, whether or not earned or declared, on outstanding shares of Series A Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

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Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth and except as otherwise provided in the Certificate of Incorporation or required by law, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters upon which the holders of the Common Stock of the Company are entitled to vote. In the event the Company shall at any time after the Issue Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in the Certificate of Incorporation or in any other Amendment to the Certificate of Incorporation creating a series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(D) If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the Company shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Company, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears on the Series A Preferred Stock have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Company, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock as is specified in paragraph (A) of this Section 3. Each such additional director shall serve until the next annual meeting of stockholders for the election of directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(D). Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the provisions of this Section 3(D) may be removed at any time, without cause, only by the affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such

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director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(D) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 3.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not earned or declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock or rights, warrants or options to acquire such junior stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

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(B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up. Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to liquidation, dissolution or winding-up, upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (A) to the holders of the Common Stock or of shares of any other stock of the Company ranking junior, upon liquidation, dissolution or winding up, to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (B) to the holders of shares of stock ranking on a parity upon liquidation, dissolution or winding up with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Preferred Stock liquidation preference and the liquidation preferences of all other classes and series of stock of the Company, if any, that rank on a parity with the Series A Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of such parity shares in the proportion to their respective liquidation preferences. In the event the Company shall at any time after the Issue Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Neither the merger or consolidation of the Company into or with another entity nor the merger or consolidation of any other entity into or with the Company (nor the sale of all

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or substantially all of the assets of the Company) shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 6.

Section 7. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly converted into, exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted, exchanged or converted. In the event the Company shall at any time after the Issue Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable from any holder.

Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, (1) junior to all other series of the Company’s Preferred Stock, unless the terms of any such series shall provide otherwise; and (2) senior to the Common Stock.

Section 10. Amendment. If any proposed amendment to the Certificate of Incorporation (including this Certificate of Designations) would alter, change or repeal any of the preferences, powers or special rights given to the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely, then the holders of the Series A Preferred Stock shall be entitled to vote separately as a class upon such amendment, and the affirmative vote of two-thirds of the outstanding shares of the Series A Preferred Stock, voting separately as a class, shall be necessary for the adoption thereof, in addition to such other vote as may be required by the General Corporation Law of the State of Delaware.

Section 11. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

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IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Company by the undersigned on August 18, 2004.

/s/ Patrick T. Mooney
Name: Patrick T. Mooney, M.D.
Title: Chief Executive Officer and President

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CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APHTON CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Aphton Corporation, a Delaware corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That by written consent of the Board of Directors of the Corporation, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation declaring its advisability and directing that this amendment be submitted for consideration by the stockholders. The resolution is as follows:

RESOLVED, that the Board of Directors of the Corporation deems it advisable and in the best interest of the Corporation to increase the authorized capital stock of the Corporation, by amending the Amended and Restated Certificate of Incorporation of the Corporation as follows:

The first sentence of ARTICLE FOURTH is amended in its entirety to read as follows:

“FOURTH: The total authorized capital stock of the Corporation shall be 104,000,000 shares consisting of:

1.	100,000,000 shares of Common Stock, par value $ 0.001; and

2.	4,000,000 shares of Preferred Stock, par value $0.001.

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly signed by the undersigned authorized officer of the Corporation this 22nd day of March, 2005.

APHTON CORPORATION

By:	/s/ Patrick T. Mooney
Patrick T. Mooney, M.D. Chief Executive Officer and President

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

of

SERIES A-1 CONVERTIBLE PREFERRED STOCK

of

APHTON CORPORATION

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Aphton Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board”) pursuant to authority of the Board as required by Section 151 of the Delaware General Corporation Law.

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation and Bylaws of the Corporation, each as amended and restated through the date hereof, the Board hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. DESIGNATION

The designation of this series, which consists of 10,000 shares of Preferred Stock, is the Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) and the stated value shall be One Thousand U.S. Dollars ($1,000.00) per share (the “Stated Value”).

II. NO DIVIDENDS

The Series A-1 Preferred Stock will bear no dividends. The holders (each a “Holder” and, collectively, the “Holders”) of the Series A-1 Preferred Stock shall be entitled to receive, if and when declared by the Board and paid by the Corporation, any dividends paid with respect to the Common Stock. In the case of any such dividend, each Holder shall be entitled to receive an amount per share of Series A-1 Preferred Stock held by such Holder as of the record date for such dividend equal to the product of: (i) the amount of the dividend payable with respect to one share of Common Stock and (ii) the number of shares of Common Stock that would be issued to a Holder if one share of Series A-1 Preferred Stock were converted by the Holder on the record date. If dividends are declared by the Board and not timely paid by the Corporation, the Holder may, but is not required to, add such amount to the stated value of such Holder’s outstanding shares of Series A-1 Preferred Stock.

III. CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, the following terms shall have the following meanings:

A. “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

B. “ClosingPrice” means, for any security as of any date, the closing bid price of such security on the principal United States securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation if Bloomberg Financial Markets is not then reporting closing prices of such security) (collectively, “Bloomberg”), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the closing prices of all market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date which was a trading day. If the Closing Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the ClosingPrice of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Holders of a majority of the then outstanding shares of Series A-1 Preferred Stock.

C. “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Article VII.C.(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Corporation or issuable upon conversion of the Series A-1 Preferred Stock.

D. “Conversion Date” means, for any Optional Conversion (as defined below), the date specified in the notice of conversion in the form attached hereto (the “Notice of Conversion”), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 4:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the Holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

E. “Conversion Price” means $0.50, and shall be subject to adjustment as provided in Article VII hereof.

F. “Convertible Securities” means any securities of the Corporation which entitle the holder thereof to acquire Common Stock at any time, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable or exercisable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

G. “Excluded Securities” means any shares of Common Stock issued or issuable by the Corporation (i) in connection with any stock option plan which has been approved by the Board and the shareholders of the Corporation, pursuant to which the Corporation’s securities may be issued to any employee, officer, director, consultant or advisor for services provided to the Corporation (an “Approved Stock Option Plan”), (ii) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock, (iii) upon conversion of the Series A-1 Preferred Stock, (iv) in connection with a strategic partnership or joint venture in which there is a significant commercial relationship with the Corporation and in which the primary purpose of which is not to raise capital in an amount not to exceed, in the aggregate, gross proceeds to the Corporation of $20,000,000 or an aggregate of 10,000,000 shares of Common Stock, (v) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds in excess of $30,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”), (vi) in payment of interest or principal on outstanding indebtedness to Austria Wirtschaftsservice GmbH, provided that, in no event shall such Common Stock or Convertible Securities be issued at a value of less than $0.48 per share of Common Stock issued or issuable, and (vii) upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the Issuance Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Issuance Date.

H. “Issuance Date” means the date of the closing under the Exchange Agreement by and among the Corporation and the investors named therein with respect to the initial issuance of the Series A-1 Preferred Stock (the “Exchange Agreement”).

I. “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

I. “Voting Stock” shall mean the Series A-1 Preferred Stock and the Common Stock issued to each Investor on the Issuance Date.

IV. CONVERSION

A. Conversion at the Option of the Holder. (i) Subject to the limitations on conversions contained in Paragraph C of this Article IV, each Holder may, at any time and from time to time, convert (an “Optional Conversion”) each of its shares of Series A-1 Preferred Stock into a number of fully paid and nonassessable shares of the common stock of the Corporation (the “Common Stock”) determined by dividing the Stated Value by the Conversion Price.

B. Mechanics of Conversion. In order to effect an Optional Conversion, a Holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation and the transfer agent for the Common Stock and (y) surrender or cause to be surrendered the original certificates representing the Series A-1 Preferred Stock being converted (the “Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation with a copy to the transfer agent. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation with a copy to the transfer agent as provided above, or the Holder notifies the Corporation or the transfer agent that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article X.B hereof.

(i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation shall, no later than the later of (a) the third Business Day following the Conversion Date and (b) the second Business Day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article X.B) (the “Delivery Period”), issue and deliver to the Holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A-1 Preferred Stock being converted and (y) a certificate representing the number of shares of Series A-1 Preferred Stock not being converted, if any. If the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the Holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the Holder physical certificates representing the Common Stock issuable upon conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii) Failure to Deliver Shares; Buy in Cure. Unless the Corporation has notified the Holder in writing prior to the delivery by such Holder of a Notice of Conversion that the

Corporation is unable to honor a conversion, if (i) the Corporation fails for any reason to deliver during the Delivery Period shares of Common Stock to the Holder and (ii) thereafter, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by the Holder of shares of Common Stock (the “Sold Shares”) which the Holder anticipated receiving upon such Optional Conversion (a “Buy-In”), the Corporation shall pay the Holder (which shall be the Holder’s exclusive remedy) the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the net proceeds received by the Holder from the sale of the Sold Shares. For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the Holder $1,000. The Holder shall provide the Corporation written notification indicating any amounts payable to the Holder pursuant to this Article IV.B.(ii), together with evidence supporting such calculation. The Corporation shall make any payments required pursuant to this Article IV.B.(ii) in accordance with and subject to written wiring instructions delivered by the Holder to the Corporation.

(iii) No Fractional Shares. If any conversion of Series A-1 Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded, and the number of shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock shall be rounded off to the nearest whole number of shares.

(iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, the Corporation shall within two (2) Business Days of receipt of the Notice of Conversion submit the disputed calculations to an independent third party mutually agreed upon by the Corporation and the applicable Holder. The independent third party, at the Corporation’s expense, shall review the calculations and notify the Corporation and the Holder of the results. The independent third party’s calculation shall be deemed conclusive. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above no later than two (2) Business Days from the date it receives the determination from the independent third party.

(v) The Company’s obligations to issue and deliver shares of Common Stock upon conversion in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provisions hereof, the recovery of any judgment against any Person or any action to enforce the same, or any set-off, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of Common Stock upon conversion. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversions of Preferred Stock as required pursuant to the terms hereof.

C. Limitations on Conversions. The conversion of shares of Series A-1 Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

(i) [RESERVED].

(ii) Ten Percent Holders; Change of Control. In no event shall SF Capital Partners Ltd. (“SF Capital”) or Heartland Value Fund (“Heartland”), as the case may be, or the Corporation have the right to convert shares of Series A-1 Preferred Stock into shares of Common Stock or to dispose of any shares of Series A-1 Preferred Stock to the extent that such right to effect such conversion or disposition would result in SF Capital or Heartland, as the case may be, together with any of its affiliates beneficially owning more than 9.9% of the then outstanding shares of Common Stock after such conversion is given effect. In no event shall Horizon Waves & Co. (“Horizon”) or the Corporation have the right to convert shares of Series A-1 Preferred Stock into shares of Common Stock or to dispose of any shares of Series A-1 Preferred Stock to the extent that such right to effect such conversion or disposition would result in Horizon together with any of its affiliates beneficially owning more than 19.9% of the outstanding shares of Common Stock after such conversion is given effect. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. In no event may this Article IV.C.(ii) be amended by Holders of Series A-1 Preferred Stock, holders of Common Stock, the Company or otherwise.

(iii) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Series A-1 Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable upon conversion of all outstanding shares of Series A-1 Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized and issued and be fully paid and nonassessable.

(iv) The issuance of certificates for Common Stock on conversion of Series A-1 Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A-1 Preferred Stock so converted.

V. RANK

The Series A-1 Preferred Stock shall rank (i) prior to the Corporation’s Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created that does not, by its terms, rank senior to or pari passu with the Series A-1 Preferred Stock) (collectively with the Common Stock, “Junior Securities”); (iii) pari passu with any class or series of capital stock of the

Corporation hereafter created that, by its terms, ranks on parity with the Series A-1 Preferred Stock (the “Pari Passu Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks senior to the Series A-1 Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VI. LIQUIDATION PREFERENCE

A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of ninety (90) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each of the foregoing being a “Liquidation Event”), no distribution shall be made to the holders of any shares of Junior Securities upon liquidation, dissolution or winding up unless prior thereto the Holders shall have received the Liquidation Preference (as defined below) with respect to each share of Series A-1 Preferred Stock then outstanding. Any acquisition of the Corporation by means of a merger or other form of corporate reorganization in which all outstanding shares of Common Stock are exchanged for securities or other consideration issued by the acquiring corporation or its subsidiary or the effectuation by the Corporation or its stockholders of a transaction or series of related transactions in which more than 50% of the voting power is disposed of, shall be deemed a Liquidation Event (a “Change in Control”). In such event, the Holders will be entitled to receive in preference to the holders of Junior Securities, the Liquidation Preference with respect to shares of Series A-1 Preferred Stock in the form of cash, securities or other property as is payable in connection with the transaction deemed to be a Liquidation Event. In the event that the Corporation sells, conveys or disposes of all or substantially all of its assets (a “Fundamental Transaction”), the Holders will be entitled to receive, prior to the holders of the Junior Securities, if and when the Board declares a distribution of the consideration received by the Corporation in such asset sale, the Liquidation Preference with respect to the shares of Series A-1 Preferred Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A-1 Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

B. The “Liquidation Preference” with respect to a share of Series A-1 Preferred Stock means an amount equal to the Stated Value thereof plus all declared but unpaid dividends. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

VII. ADJUSTMENTS TO THE CONVERSION PRICE

The Conversion Price shall be subject to adjustment from time to time as follows:

A. Stock Splits, Etc. If, at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced by multiplying the Conversion Price by a fraction of which the numerator shall be the number of outstanding shares of Common Stock immediately before such event and of which the denominator shall be the number of outstanding shares of Common Stock immediately after such event, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased by multiplying the Conversion Price by a fraction of which the numerator shall be the number of outstanding shares of Common Stock immediately before such event and of which the denominator shall be the number of outstanding shares of Common Stock immediately after such event. In such event, the Corporation shall notify the Corporation’s transfer agent of such change on or before the effective date thereof.

B. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange or tender offer pursuant to which all of the outstanding shares of Common Stock are effectively converted into other securities or property (each of (i) - (iv) above being a “Corporate Change”), and, if such Corporate Change is not a Liquidation Event pursuant to the terms of Article VI.A., then the Holders shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Corporate Change not taken place, and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Holders of a majority of the Series A-1 Preferred Stock then outstanding) shall be made with respect to the rights and interests of the Holders to the end that the economic value of the shares of Series A-1 Preferred Stock are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity’s common stock that existed immediately prior to such Corporate Change and the value of the Common Stock immediately prior to such Corporate Change.

C. Adjustment of Conversion Price upon Dilutive Issuance.

(i) If and whenever on or prior to the third anniversary of the Issuance Date, the Corporation issues or sells, or in accordance with this Article VII.C. is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding shares of Common Stock deemed to have been issued or sold by the Corporation in connection with any Excluded Security) for a consideration per share (the “New Securities Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing, a “Dilutive Issuance”), then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to:

(A) in the case of a Dilutive Issuance occurring on or prior to the first anniversary of the Issuance Date (but excluding any Dilutive Issuance that occurs subsequent to the consummation of a Dilutive Issuance in which the Corporation receives gross proceeds of not less than $10,000,000), a price equal to the New Securities Issuance Price; and

(B) with respect to each other Dilutive Issuance occurring on or prior to the third anniversary of the Issuance Date, a price equal to the product of (x) the Conversion Price in effect immediately prior to such Dilutive Issuance and (y) the quotient of (1) the sum of (I) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale and (II) the consideration, if any, received by the Corporation upon such issue or sale, divided by (2) the product of (I) the Applicable Price multiplied by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance;

provided, however, that in no case shall the Conversion Price be reduced below $0.48 (the “Conversion Price Floor”) pursuant to this Article VII.C. The Conversion Price Floor shall be subject to adjustment on the same basis as any adjustments to the Conversion Price provided in Article VII.A and Article VII.B. No adjustment to the Conversion Price shall be made under this Article VII.C. after the third anniversary of the Issuance Date.

(ii) For purposes of determining the adjusted Conversion Price under Article VII. C.(i), the following shall be applicable:

(A) Issuance of Options. If at any time after the Issuance Date the Corporation in any manner grants or sells any Options whether or not such options are immediately exercisable and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Article VII. C(ii)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(B) Issuance of Convertible Securities. If at any time after the Issuance Date the Corporation in any manner issues or sells (or may in the future issue or sell as the result of the exercise of any Option issued or sold) any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Article VII. C (ii)(B), the “price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Article VII.C.(ii)(B), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options or Convertible Securities issued after the Issuance Date, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Options or Convertible Securities issued after the Issuance Date, or the rate at which any Options or Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Article VII.C.(ii)(C), if the terms of any Option or Convertible Security that was outstanding as of the Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(D) Calculation of Consideration Received. In case any Option or Convertible Security is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options or Convertible Securities by the parties thereto, the Options or Convertible Securities will be deemed to have been issued for a consideration of $.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Corporation therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded or quoted securities, in which case the amount of consideration received by the Corporation will be the Closing Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Corporation and the Holders representing at least two-thirds of the outstanding shares of Series A-1 Preferred Stock. If such parties are unable to reach agreement within ten days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined by an independent, reputable appraiser jointly selected by the Corporation and the Holders of at least two-thirds of the outstanding shares of Series A-1 Preferred Stock. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(E) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

D. Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Article VII.C., the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate executed by the Corporation’s President or Chief Executive Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time from any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock which at the time would be received upon the conversion of the Series A-1 Preferred Stock.

E. Other Action Affecting Conversion Price. If the Corporation takes any action affecting the Common Stock after the date hereof that would be covered by this Article VII.A through D, but for the manner in which such action is taken or structured, which would in any way diminish the value of the Series A-1 Preferred Stock, then the Conversion Price shall be adjusted in such manner as the Board shall in good faith determine to be equitable under the circumstances.

F. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution,

issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Article VII and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

VIII. VOTING RIGHTS

A. Subject to the limitations set forth in Article VIII.B., the Holders shall be entitled to vote with the holders of Common Stock, voting together as one class, on all matters submitted to a vote of the holders of Common Stock, and each share of Series A-1 Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which each such share is convertible as of the record date for the applicable vote. In no event may this Article VIII.A. be amended by Holders of Series A-1 Preferred Stock, holders of Common Stock, the Company or otherwise.

B. The voting rights of the Holders shall be subject to the following limitation: in the case of each of the SF Capital, Heartland and Horizon, the number of votes that such Holder shall be entitled to cast with respect to shares of Voting Stock then held by such Holder shall in no event exceed the number of votes that each Holder would be permitted to vote if the Conversion Floor Price was the closing bid price of the Common Stock as of the date of the Series A Preferred is first issued. In no event may this Article VIII.B. be amended by Holders of Series A-1 Preferred Stock, holders of Common Stock, the Company or otherwise.

C. To the extent that under the Delaware General Corporation Law the vote of the Holders, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the then outstanding shares of the Series A-1 Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Holders of at least a majority of the then outstanding shares of Series A-1 Preferred Stock shall constitute the approval of such action by the class.

IX. PROTECTIVE PROVISIONS

A. So long as any shares of Series A-1 Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the Holders (i) of a majority of the then outstanding shares of Series A-1 Preferred Stock amend the rights, preferences or privileges of the Series A-1 Preferred Stock set forth in this Certificate of Designation, (ii) of two-thirds of the then outstanding shares of Series A-1 Preferred Stock consummate, on or prior to the third anniversary of the Issuance Date, a Dilutive Issuance that would, but for the application of the Conversion Price Floor limitation on adjustments to the Conversion Price, result in the reduction of the Conversion Price to a price below the Conversion Price Floor, (iii) subject to Articles IX.B. and IX.C. below, amend or waive any provision of its Certificate of Incorporation in a manner that would alter the rights, preferences or privileges of the Series A-1 Preferred Stock, or (iv) enter into any agreement with respect to the foregoing clauses (i) through (iii).

B. For so long as shares of Series A-1 Preferred Stock with an aggregate Stating Value of no less than $5,000,000 remain outstanding, the Corporation shall not, without first obtaining the consent (by vote or by written consent) of the Holders of a majority of the then outstanding shares of Preferred Stock: (i) create any Senior Securities; (ii) redeem, or declare or pay any dividend or other distribution on account of, any shares of Common Stock (other than pursuant to the terms of any Approved Stock Option Plan); or (iii) make any material change in the nature of the Corporation’s business beyond the life sciences sector.

C. Notwithstanding the foregoing, during the twelve (12) month period beginning on November 21, 2005 and ending on November 20, 2006, no consent or approval of the Holders will be required for, and the Board is expressly authorized to provide for, the issuance of shares of preferred stock other than the Series A-1 Preferred Stock in Series A-1nd, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such Series A-1nd any qualifications, limitations or restrictions thereon, which such series may, without the consent of the Holders, be Pari Passu Securities and may, subject only to Article IX.B.(i), may be Senior Securities.

X. MISCELLANEOUS

A. Cancellation of Series A-1 Preferred Stock. If any shares of Series A-1 Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series A-1 Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A-1 Preferred Stock.

C. Allocation of Cap Amount. The initial Cap Amount shall be allocated pro rata among the Holders based on the number of shares of Series A-1 Preferred Stock issued to each Holder. Each increase to the Cap Amount shall be allocated pro rata among the Holders of Series A-1 Preferred Stock based on the number of shares of Series A-1 Preferred Stock held by each Holder at the time of the increase in the Cap Amount. In the event a Holder shall sell or otherwise transfer any of such Holder’s shares of Series A-1 Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor’s Cap Amount. Any portion of the Cap Amount that remains allocated to any person or entity which does not hold any Series A-1 Preferred Stock shall be allocated to the remaining Holders pro rata based on the number of shares of Series A-1 Preferred Stock then held by such Holders.

D. Status as Stockholder. Upon submission of a Notice of Conversion by a Holder, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Holder’s allocated portion of the Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series A-1 Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation; provided however, that the foregoing shall not apply to any shares for which a Holder rescinds a Notice of Conversion because of the Corporation’s failure to timely deliver such shares after submission of a Notice of Conversion.

E. Notice of Corporate Events. If the Corporation (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or Change of Control Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall deliver to the Holders a notice describing the material terms and conditions of such transaction, at least 10 calendar days prior to the applicable record or effective date on which Common Stock would need to be owned in order to participate in or vote with respect to such transaction, and the Corporation will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert its Series A-1 Preferred Stock prior to such time so as to participate in or vote with respect to such transaction; provide however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

F. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A-1 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares the Series A-1 Preferred Stock; and if any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A-1 Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholders approval of any necessary amendment to its Certificate of Incorporation.

G. Notices. Any and all notices or other communications or deliveries to be provided by the Holder, including without limitation, any Notice of Conversion, must be in writing and addressed to:

Aphton Corporation

8 Penn Center, Suite 2300

1628 JFK Boulevard

Philadelphia, PA 19103

Telephone: (215) 218-4340

Facsimile: (215) 218-4355

Attention: Chief Executive Officer

with a copy to:

Akerman Senterfitt

One Southest Third Avenue

28th Floor

Miami FL 33131-1714

Telephone: (305) 982-5592

Facsimile: (305) 374-5095

Attention: Kara MacCullough

If to the Transfer Agent:

U.S. Stock Transfer Corporation

1745 Gardena Avenue

Glendale CA 91204-2991

Telephone: (818) 502-1404

Facsimile: (818) 502-0674

Attention: William Garza

or to such other addresses or facsimile numbers as shall be specified in writing by the Corporation for such purpose. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and addressed to each Holder at the address or facsimile number of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries herunder shall be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile if received by 4:59 p.m. local time of the recipient, or the following Business Day if received after 4:59 p.m. local time of the recipient (provided in each case that confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 23rd day of November 2005.

APHTON CORPORATION

By:
Patrick T. Mooney Chief Executive Officer

NOTICE OF CONVERSION

(To be Executed by the Registered Holder

in order to Convert the Series A-1 Preferred Stock)

The undersigned hereby elects to convert                  shares of Series A-1 Preferred Stock (the “Conversion”), represented by stock certificate No(s).                  (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of Aphton Corporation (the “Corporation”) according to the conditions of the Certificate of Designations, Preferences and Rights of Series A-1 Convertible Preferred Stock (the “Certificate of Designation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

[The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is                         ) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).]

The undersigned acknowledges that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A-1 Preferred Stock may only be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

☐	[In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.]

Date of Conversion:

Conversion Price:

Number of Shares of Common Stock to be Issued:

[Holder]

By:
Name: Title:

Address: